UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	May 18, 2005

Escalon Medical Corp.
__________________________________________
(Exact name of registrant as specified in its charter)

Pennsylvania	000-20127	330272839
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

565 East Swedesford Road, Suite 200, Wayne, Pennsylvania		19087
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	610-688-6830

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Top of the Form

Item 8.01. Other Events.

Escalon Medical Corp. ("Escalon") acquired 252,535 shares (as adjusted for stock splits, the "Shares") of the common stock of Intralase Corp. ("Intralase") in October 1997 pursuant to a license agreement with Intralase. On May 18, 2005, Escalon sold 191,000 of the Shares. The net proceeds from the transaction were approximately $3,400,000. The Shares were included in shares available for sale in the current assets portion of Escalon's balance sheet. Available for sale securities, therefore, will be reduced by the amount of the net proceeds from the sale of 191,000 Shares. Escalon's basis in the shares is $-0-, and, therefore, the entire amount of the proceeds from the transaction will be shown as income on Escalon's statement of operations.

The shares of common stock were restricted for a period of less than one year and were permitted to be sold commencing in April 2005 pursuant to a certain Fourth Amended Registration Rights Agreement between Escalon and IntraLase. Escalon believes that employing the proceeds from this transaction as working capital is preferable to continuing to hold the Shares sold, as Escalon generally does not seek to hold shares of other companies as investments. Escalon continues to receive revenue under the licensing agreement with Intralase and has been involved in legal proceedings with Intralase. For further information regarding the license agreement and the lawsuits with Intralase, see Escalon's Form 10-Q report for the quarter ended March 31, 2005 and its press release dated May 16, 2005, which is attached as an exhibit to this Form 8-K.

Top of the Form

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Escalon Medical Corp.

May 24, 2005	By:	Richard J. DePiano

Name: Richard J. DePiano
Title: Chairman & CEO

Top of the Form

Exhibit Index

Exhibit No.	Description

99.01	Press release dated May 16, 2005